Exhibit 10.16

DISTRIBUTION AGREEMENT

By this private instrument:

On the one part,

I) EDITORA ÁTICA S.A., a joint-stock company with its principal place of business at Av. das Nações Unidas, 7221, 3rd floor, sector A, Pinheiros, Postal Code 05425-902, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 61.259.958/0001-96, EDITORA SCIPIONE S.A., a joint-stock company with its principal place of business at Av. das Nações Unidas, 7.221, 1st floor, Sector D, Pinheiros, Postal Code 05425-902, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under No. 44.127.355/0001-11, and SARAIVA EDUCAÇÃO S.A., a joint-stock company with its principal place of business at Rodovia Presidente Dutra, km 136, block 4, module 5, Eugênio de Mello, Postal Code 12247-004, in the City of São José dos Campos, State of São Paulo, enrolled with the CNPJ/MF under No. 50.268.838/0001-39, herein represented in the form of their By-Laws, hereinafter jointly referred to simply as

“PUBLISHING HOUSE”;

and, on the other part,

II) SAMPAIO E OLIVEIRA DISTRIBUIDORA DE LIVROS LTDA, a private company with its principal place of business at AVENIDA FILOMENO GOMES, 670—JACARECANGA, FORTALEZA, State of Ceará, 60010-281, enrolled with the CNPJ/MF under No. 22.534.185/0001-57, herein represented in the form of its Articles of Association/By-Laws, hereinafter simply  referred to as

“DISTRIBUTOR”,

the PUBLISHING HOUSE and the DISTRIBUTOR are hereinafter jointly referred to as “Parties” and individually and indistinctly as “Party”.

PREAMBLE

A) WHEREAS the PUBLISHING HOUSE operates in the publishing area of educational works, and it develops and sells various products, as set forth in the version of the textbook catalog, children’s literature, youth literature, supplementary educational books and atlases/dictionaries of the PUBLISHING HOUSE, such as dictionaries and atlases for basic education, which is an integral part hereof in the form of Exhibit I (the “Products”):

B) WHEREAS the DISTRIBUTOR represents to have technical, operational, commercial and financial capacity, as well as equipment, facilities, structure and human resources required to engage in its activities and comply with all its obligations under this Agreement, including distribution of the Products, in the Area of Operation (as defined in Section 1.1.),

C) WHEREAS the PUBLISHING HOUSE wishes to contract with the DISTRIBUTOR for it to distribute the Products and the DISTRIBUTOR wishes to distribute these Products, subject to the terms and conditions of this Agreement; and

D) WHEREAS the PUBLISHING HOUSE and the DISTRIBUTOR wish to establish the distribution commercial relationship set forth in this Agreement, with exclusivity for distribution of the Products in the Area of Operation (as defined in Section 1.1.);

NOW, THEREFORE, the Parties resolve to execute this Distribution Agreement (“Agreement”), which shall be governed by the following terms and conditions they mutually agree, as follows:

SECTION I—SUBJECT MATTER

1.1. The subject matter of this Agreement is to establish the terms and conditions for acquisition of the Products by the DISTRIBUTOR, as well as for the subsequent resale and distribution thereof, which shall occur for the account and risk of the DISTRIBUTOR, in the region composed of the Municipalities described in Exhibit V (“Area of Operation”), subject to the provisions of this Agreement.

1.1.1. For purposes of this Section 1.1., and to avoid any doubt, the definition of Products excludes, without limitation, (i) any teaching materials prepared by the PUBLISHING HOUSE in the form of handouts and/or textbooks and activity books of the basic and supplementary subjects for children education, elementary school, high school and/or preparation for university entrance exams, known as teaching systems, such as, but not limited to, those sold under the brands GEO, SER, Maxi, pH, Anglo, Motivo, Ético and Agora, or also technological platforms that allow adaptive learning, adopted by schools that have acquired handouts, materials, and/or platforms from any company that belongs to the Somos Educação Group, as defined in Section 1.3, (“Somos Education Systems”), and/or (ii) any other products or contents that do not have the brand of Ática and/or Scipione and/or Saraiva Publishing Houses, and/or (iii) any products, contents or materials for the social and educational development of students and/or supplementary skills, such as, for example, O Líder em Mim, Haymath, Edgemakers, and/or (iv) any offers of services to teachers and schools, such as, for example, school management and teacher education courses.

1.1.2. During effectiveness of this Agreement, the Product catalogue contained in Exhibit I may be amended at any time, at the sole discretion of the PUBLISHING HOUSE, for the inclusion or exclusion of Products, by means of an e-mail sent by the PUBLISHING HOUSE to the DISTRIBUTOR, which shall include the updated Product catalogue, as amended. The updated Product catalogue shall be immediately effective and automatically replace the previous catalogue(s), and it shall become an integral part of the Agreement as the new Exhibit I, without the need to execute an amendment.

1.1.3. The DISTRIBUTOR may not, in any event, act outside the territory of the Area of Operation, including in the events of sales to the government in the electronic auction modality. In case the DISTRIBUTOR operates anywhere outside the Area of Operation, the PUBLISHING HOUSE may terminate this Agreement, with cause, in the form of Section 9.4.

1.2. Except as provided in Section 1.3, the PUBLISHING HOUSE may not distribute Products in the Area of Operation by means of other distributor than the DISTRIBUTOR.

1.2.1. This Agreement encompasses sales of the Products in the following channels: (i) private companies, (ii) government-controlled private companies and government bodies, financial and/or autonomous government agencies that are part of the State and/or Municipal Government, subject, however, to the exceptions and limitations set forth in Sections 1.3. and 1.4. below and the Area of Operation. The sale of the Products by the DISTRIBUTOR to government-controlled private companies and government bodies, foundations and/or autonomous government agencies that are part of the Federal Government is expressly prohibited, even if they are headquartered in the Area of Operation, including, without limitation, to any programs of the National Education Development Fund (“FNDE”).

1.3. The Parties agree that the exclusivity set forth in Section 1.2. does not in any way limit the PUBLISHING HOUSE’s right to sell the Products within the Area of Operation to:

(i) schools that have units or branches in more than one State of the Federation or in the Federal District;

(ii) schools with principal place of business, units or branch in the Area of Operation that execute Partnership Agreements (as defined in Section 1.3.1.) with the PUBLISHING HOUSE;

(iii) the Government in general, which may occur by means of bidding processes, government projects and programs for the purchase of school books or teaching materials in general;

(iv) any clients that acquire Slow Moving Products, either directly or by means of specialized and similar companies, for purposes of “door-to-door” sales, provided these Products are or have been previously offered to the DISTRIBUTOR; and/or

(v) any clients that acquire Products sold by electronic means (e-commerce) belonging to companies that are part of the PUBLISHING HOUSE’s economic group, which may be its controlling shareholder, controlled company, company under common control or affiliate (“Somos Educação Group”) or companies retained by it for this purpose.

1.3.1. For purposes of Section 1.3., item (ii), “Partnership Agreement” is defined as the agreement executed between schools located in the Area of Operation, on the one part, and any school that belongs to Somos Educação Group, which include in their scope the purchase, by the schools, of any of the Products sold by the DISTRIBUTOR and which have one or more of the following characteristics: (i) term of effectiveness equal to or in excess of two (2) years; (ii) executed with schools having more than five hundred (500) enrolled students; (iii) the purpose of which is the sale of Somos Education Systems and/or pedagogical works of any kind and of any brand for an entire segment (children education, elementary school, junior high school or high school) or, also, the integrated sale of Products and technological solution and/or other services provided by the PUBLISHING HOUSE.

1.3.2. In consideration for the prohibition set forth in Section 1.3., item (ii) above, the DISTRIBUTOR shall be entitled to receive amounts corresponding to six percent (6%) of the total amount of the net sales of Products made by the PUBLISHING HOUSE under the Partnership Agreement in question, to be paid under the same conditions and within the same terms set forth in the Partnership Agreement, it being understood that any payment to the DISTRIBUTOR shall be conditional upon actual receipt of the respective consideration by the PUBLISHING HOUSE from the respective school. The amounts set forth in this Section 1.3.2. shall only be deemed due in the event that this Distribution Agreement is in effect at the time of the payment received by the PUBLISHING HOUSE.

1.4. It is hereby agreed that, except in the event of prior, express and written authorization by the PUBLISHING HOUSE, under penalty of termination of the Agreement by the PUBLISHING HOUSE, pursuant to the provisions of Section 9.4. below, without prejudice to any award of damages, the DISTRIBUTOR may not:

(i) resell, distribute and/or sell, directly or indirectly, products that are similar to or which compete with the Products, at the PUBLISHING HOUSE’s discretion, including by means of other individual or legal entity related to it or any intermediary, agent or person interposed;

(ii) resell the Products to other distributors of the PUBLISHING HOUSE;

(iii) promote or sell the Products outside the Area of Operation;

(iv) trade in other materials and products published or sold by the PUBLISHING HOUSE within the Area of Operation, other than the Products:

(v) advertise or sell the Products to schools accredited with any of the Somos Education Systems; and/or

(vi) advertise or sell the Products to schools, bookstores and/or other companies that are part of Somos Educação Group.

1.4.1. If there is any doubt with respect to the possibility of performing actions that might fall under the prohibitions above, the DISTRIBUTOR shall previously consult with the PUBLISHING HOUSE, in writing, and it shall accept the PUBLISHING HOUSE’s instructions with respect to the inquiries.

SECTION II—ACQUISITION OF THE PRODUCTS

2.1. The DISTRIBUTOR agrees to acquire the Products in accordance with the PUBLISHING HOUSE’s normal supply capacity and in the quantities requested by the DISTRIBUTOR, within the terms and under the conditions established in this Section II.

2.2. The Products shall be acquired by the DISTRIBUTOR, subject to the minimum quantities set forth in Section IV, after receipt of the purchase order by the PUBLISHING HOUSE, preferably via distributor portal, which portal is designed for the PUBLISHING HOUSE’s distributors and allows the issue of purchase orders, registration of returns etc, and which may be accessed by the DISTRIBUTOR by means of the electronic address: http://portaldodistribuidor.abrileducacao.com.br (“Distributor Portal”). Exceptionally, the DISTRIBUTOR may send the purchase orders by e-mail or telephone, and they shall only be deemed accepted after express written confirmation of receipt and acceptance by the PUBLISHING HOUSE.

2.2.1. The PUBLISHING HOUSE shall be exempted from any liability relating to purchase orders made by the DISTRIBUTOR by e-mail or telephone and which have not been expressly received and accepted by the PUBLISHING HOUSE.

2.3. Promptly after the purchase orders are transmitted by the DISTRIBUTOR by means of the Distributor Portal, the DISTRIBUTOR shall promote the registration and accreditation, with the PUBLISHING HOUSE, of any third parties retained and designated by the DISTRIBUTOR to provide transportation of the Products, under penalty of these third parties not being authorized to pick up the Products by the PUBLISHING HOUSE.

2.4. The PUBLISHING HOUSE shall provide the Products for pickup by the DISTRIBUTOR or by third parties retained and designated by it, provided they are duly and previously registered and accredited with the PUBLISHING HOUSE, within thirty (30) days as from the date of receipt of the purchase order by the PUBLISHING HOUSE, and it shall send a communication to the DISTRIBUTOR, pursuant to the provisions of Section 14.3, it being understood that the delivery shall be further conditional upon the availability of stock and upon the term of effectiveness of the copyright agreement of the respective work.

2.4.1. The DISTRIBUTOR or third parties designated by it shall pick up the Products within up to fifteen (15) days as from the date on which the PUBLISHING HOUSE sends the notice set forth in Section 2.4. After such term, at the discretion of the PUBLISHING HOUSE, the expenses and costs relating to storage of the purchased Products may be charged to the DISTRIBUTOR, and the payment shall be made at least ten (10) days before the date scheduled for actual pickup of the Products, under penalty of retention of the Products until full settlement of the debt.

2.4.2. In case the pickup of the Products is postponed at the request of the DISTRIBUTOR, the storage, insurance and other expenses that are necessary and proved as a result of this fact shall be paid by the PUBLISHING HOUSE for the maximum term set forth in Section 2.4.1. After that term, at the discretion of the PUBLISHING HOUSE, these costs and expenses may be charged from the DISTRIBUTOR, and the payment shall be made at least ten (10) days before the date scheduled for actual pickup of the Products, under penalty of retention of the Products until full settlement of the debt.

2.4.3. Upon pickup of the Products, the DISTRIBUTOR or third parties designated by it shall sign confirmations of receipt and pickup of the Products, and they shall be liable, as from that time, for any damage caused to the Products during transportation and handling by the DISTRIBUTOR or third parties designated by it.

2.4.4. The DISTRIBUTOR shall check the Products, in terms of quantity and quality, as well as their correspondence to the purchase order within ten (10) days as from the date of receipt of the Products by the DISTRIBUTOR.

2.5. The DISTRIBUTOR shall have the right to refuse and return any Products proved to be in nonconformity with the respective purchase order, by means of a notice sent to the PUBLISHING HOUSE pursuant to the provisions of Section 14.3. hereof, provided it does it within ten (10) days as from the product pickup, pursuant to the provisions of Section 2.4.4. above, it being understood that not subsequent complaints shall be permitted. Within this term, the DISTRIBUTOR shall explain the event to the PUBLISHING HOUSE in details, which event shall be analyzed by the PUBLISHING HOUSE within the same term, as a prior condition for the return.

2.5.1. The return set forth above shall require the reposition and substitution of the Products by the PUBLISHING HOUSE, which shall provide the new Products for pickup, pursuant to the provisions of Section 2.4. above, within thirty (30) days as from the date of receipt of the notice sent by the DISTRIBUTOR and pursuant to the provisions of Section 2.5 above, conditional upon availability in stock. The PUBLISHING HOUSE shall incur the costs involved in the transportation of the Products returned pursuant to the provisions of this Section 2.5.1,

2.5.2. The reposition of Products set forth in this Section 2.5 shall be the sole remedy of the DISTRIBUTOR in case the Products are defective, and it shall not require the payment, by the PUBLISHING HOUSE, of any other indemnifications or redress for losses and damages.

2.5.3. Without prejudice to the provisions above, the PUBLISHING HOUSE agrees to substitute and exchange the textbooks that are reformulated or renewed by the respective reformulated/renewed works, and this section shall not apply to supplementary educational books, child and youth literature, and reference works (dictionaries and atlases). Said exchange shall occur in accordance with the instructions to be provided by the PUBLISHING HOUSE at the time of the exchange, by the deadline to be previously informed by the PUBLISHING HOUSE, and the DISTRIBUTOR shall incur any difference between the price of the substituted books and the price of the reformulated or renewed books, as well as the costs relating to the transportation thereof. Exchanges for other collections and/or works shall not be permitted.

2.6. Irrespective of the provisions of Section 2.5 above, the PUBLISHING HOUSE, out of mere liberality and a single time per year (any fractioning being prohibited), shall accept that the DISTRIBUTOR returns Products acquired between the months of November and March of each year (“Period”) for credit and exchange, provided they are in perfect conditions for sale and have not been terminated, reformulated or discontinued in the period of twelve (12) months previous to the return. The return shall be made by the DISTRIBUTOR at the site informed by the PUBLISHING HOUSE, upon prior scheduling with its Logistics area. At the time it schedules the return, the DISTRIBUTOR shall receive from the PUBLISHING HOUSE the instructions for packaging of the items to be returned.

2.6.1. The returns provided in this section 2.6 shall be accepted in the maximum percentage of eighteen percent (18%) in relation to each of the PUBLISHING HOUSES mentioned in the preamble of this Agreement, subject to the maximum percentages of nine percent (9%) for exchange and nine percent (9%) for credit, calculated on the net amount (i.e., the gross amount less discounts) of the total Base Order of each year made by the DISTRIBUTOR, per PUBLISHING HOUSE.

2.6.2. The returns set forth in Section 2.6 above shall only be accepted by the PUBLISHING HOUSE by the 30th day of April after the Period. Within ten (10) days as from the date of receipt, by the PUBLISHING HOUSE, of the return of the Products set forth in Section 2.6 above, the PUBLISHING HOUSE shall inspect the Products to confirm the conditions thereof and only accept the return of the Products if they are in good conditions and without signs of use. The Products that are not in accordance with the specifications described above shall not be accepted by the PUBLISHING HOUSE, and they shall be picked up by the DISTRIBUTOR within thirty (30) days. After this term, the PUBLISHING HOUSE shall be authorized to dispose of the refused Products, irrespective of notice to the DISTRIBUTOR. The DISTRIBUTOR shall incur the costs involved in the transportation and any disposal of the Products returned pursuant to the provisions of this Section 2.6.1.

2.6.3. The value of the books returned for combined exchange and return can never exceed 18% of the net amount (i.e., the gross amount less discounts) of the Base Order made by the DISTRIBUTOR. The DISTRIBUTOR’s credit amounts calculated by the PUBLISHING HOUSE with respect to the Products returned shall be deducted from the installments coming due to be paid by the DISTRIBUTOR to the PUBLISHING HOUSE. To calculate the DISTRIBUTOR’s credit amounts, the PUBLISHING HOUSE shall consider the exact amounts of the purchase orders of the Products returned.

2.7. The PUBLISHING HOUSE shall only be liable to the DISTRIBUTOR with respect to the defects resulting from the production of the Products, and not to those that result from the storage or transportation thereof, it being understood that the DISTRIBUTOR shall keep an actual quality control of the storage and transportation of the Products.

2.7.1. As from delivery of the Products, the DISTRIBUTOR agrees to take all measures required to ensure, for its account and risk, that the Products are adequately stored, preserving their physical integrity.

SECTION III—PRICE AND PAYMENT CONDITIONS

3.1. The DISTRIBUTOR agrees to acquire the Products contained in the purchase orders at the prices in effect on the date of the purchase order, after deduction of the percentages set forth in the tables contained in Exhibit II to this Agreement.

3.1.1. The DISTRIBUTOR hereby understands, accepts and represents that these deductions are sufficient to cover all direct or indirect costs and expenses resulting from this agreement, as well as to grant a markup to the DISTRIBUTOR.

3.1.2. The PUBLISHING HOUSE may unilaterally change the purchase price of the Products and the discount tables set forth in Exhibit II, at any time, and no prior communication to the DISTRIBUTOR shall be required. The new tables shall be immediately effective and automatically replace the previous tables, and they shall become an integral part of the Agreement as the new Exhibit II, without the need to execute an amendment.

3.2. The payments of the Products by the DISTRIBUTOR shall be made by means of the payment of duplicate invoices, bank-issued invoice or by bank deposit, as determined by the PUBLISHING HOUSE.

3.2.1. The DISTRIBUTOR shall observe the terms for payment set forth in Exhibit II.

3.2.2. The Parties hereby agree that the payments due by the DISTRIBUTOR to the PUBLISHING HOUSE shall be made irrespective of the resale thereof by the DISTRIBUTOR to the end customers or of the receipt by the DISTRIBUTOR of the payment for the sale of the Products to its end customers.

3.2.3. The DISTRIBUTOR agrees to observe the other price, term and payment conditions set forth in Exhibit II to this Agreement upon purchase of the Products from the PUBLISHING HOUSE.

3.3. In case the DISTRIBUTOR fails to observe the terms for payment set forth in Exhibit II, the late payment shall subject the DISTRIBUTOR to payment of the outstanding amount due, as duly adjusted by the variation of the General Market Price Index disclosed by the Getúlio Vargas Foundation (IGP-M/FGV) throughout the period of the delay, plus a fine of two percent (2%) of the adjusted amount and interest at the rate of one percent (1%) per month, without prejudice to the PUBLISHING HOUSE’s right, at its sole discretion, for the duration of the default of the DISTRIBUTOR, it being understood that no amount shall be due by the PUBLISHING HOUSE to the DISTRIBUTOR by way of indemnification, to (i) reduce or suspend the sale and/or delivery of the Products to the DISTRIBUTOR: or (ii) require the payment in cash or in advance; (iii) terminate the Agreement with cause, (iv) accelerate any duplicate invoices, whether overdue or coming due, pursuant to the provisions of Section 3.3.2. below, and/or (v) apply the provisions of Section 3.5. below.

3.3.1. Irrespective of the above, in the event of any late payment of the amounts due by the DISTRIBUTOR under this Agreement, the PUBLISHING HOUSE may, at its sole discretion, determine the loss of the DISTRIBUTOR’s right to pay for the Products in installments, it being understood that the PUBLISHING HOUSE may continue to sell in installments, upon the offering of security interest and/or personal guarantee in favor of the PUBLISHING HOUSE, in an amount at least equal to the amounts due by the DISTRIBUTOR to that date.

3.3.2. The DISTRIBUTOR represents that it has nothing against the PUBLISHING HOUSE’ prerogative to offset amounts due by the DISTRIBUTOR against any credits the latter may have with the PUBLISHING HOUSE, whether under this Agreement or not, including, but not limited to, the amounts of any late payment charges, adverse judgments, attorneys’ fees and fines.

3.4. All taxes directly or indirectly due under this Agreement and the distribution of the Products shall be exclusively paid by the taxpayer as defined in the applicable tax law and regulations.

3.5. Without prejudice to other applicable penalties, in case the DISTRIBUTOR incurs, either repeatedly or in any form representing an abnormal conduct, such as, but not limited to, late payment to the PUBLISHING HOUSE, shortage in the Area of Operation, the PUBLISHING HOUSE may, at its sole discretion, immediately suspend the supply of the Products and intervene in the Area of Operation to stabilize the service to the consumers, either directly or by means of third parties, in which case the DISTRIBUTOR shall not be entitled to any indemnification or setoff, fine or penalty, until the debts are settled, the supply by the DISTRIBUTOR is provenly stabilized and, finally, the supply of the Products to the DISTRIBUTOR is resumed. In this event, the PUBLISHING HOUSE shall send a notice to the DISTRIBUTOR, informing the reasons for interference in the Area of Operation.

3.5.1. Interference by the PUBLISHING HOUSE in the Area of Operation, as set forth in Section 3.5. above, shall also apply in the event of suspension of the sales and/or deliveries, as set forth in Section 3.3., item (i) above.

3.5.2. In the event of abnormal conduct of the DISTRIBUTOR, as set forth in Section 3.5. above, the PUBLISHING HOUSE may terminate this Agreement with cause, pursuant to the provisions of Section 9.4.

SECTION IV—STOCKS AND TARGETS

4.1 The DISTRIBUTOR hereby accepts, agrees and commits, under penalty of termination of the Agreement pursuant to the provisions of Section 9.4., without prejudice to the other applicable penalties, to: (i) keep a minimum quantity of Products in stock, as defined in Exhibit III hereto (“Minimum Stock”): (ii) make a purchase order in a minimum quantity for the supply of previous stock of Products for the subsequent school period, in all its phases, which shall be mandatory and not conditional upon the volume existing the DISTRIBUTOR’s stock, the total amount of which shall be calculated based on the parameters set forth in Exhibit IV to this Agreement (“Base Order”): and (iii) acquire the New Products launched by the PUBLISHING HOUSE, in the quantities and in accordance with the instructions set forth in Exhibit IV (“Novelty Share”).

4.1.1 The DISTRIBUTOR hereby represents and warrants that it has financial capacity to comply with the obligations set forth in Section 4.1. and agrees to always keep the PUBLISHING HOUSE duly and minutely informed of any act, fact or event that may adversely affect the financial capacity of the DISTRIBUTOR, so as to limit or prevent its ability to timely and fully pay any amount due by it under this Agreement.

4.2 In addition to the obligations relating to Minimum Stock, Base Order and Novelty Share set forth in Section 4.1. above, the DISTRIBUTOR hereby agrees to reach and achieve the targets mutually agreed between the Parties (“Targets”), which shall be disclosed by the PUBLISHING HOUSE after the end of the current commercial year, consistently with the definition of the school lists and market dimensioning, considering the total number of students of each region.

4.3 In the event of noncompliance with the Base Order or of failure by the DISTRIBUTOR to achieve the Targets, the PUBLISHING HOUSE may, at its sole discretion and in addition to the fine set forth in Section 13.1: (i) sell the Products, on its account or by means of any company of Somos Educação Group within the Area of Operation to any third party, including to the channels listed in Section 1.2.1, which shall not represent a violation of the exclusivity granted to the DISTRIBUTOR by means of this Agreement, or (ii) immediately terminate the Agreement, with cause, pursuant to the provisions of Section 9.4., by means of a mere written communication to the DISTRIBUTOR, without prejudice to the other penalties set forth in this Agreement, it being understood that no amount shall be due by the PUBLISHING HOUSE to the DISTRIBUTOR by way of damages.

4.4 For purposes of this Section IV, the volume of Products relating to the Novelty Share shall not be computed upon calculation of the Minimum Stock and/or of the Targets.

SECTION V—OBLIGATIONS OF THE PUBLISHING HOUSE

5.1. The following are obligations of the PUBLISHING HOUSE, without prejudice to the other obligations set forth in this Agreement:

(a) subject to the terms and conditions set forth in this Agreement, in accordance with its normal supply capacity, to deliver the quantities of Products requested by the DISTRIBUTOR, pursuant to the provisions of the respective purchase orders;

(b) provide the DISTRIBUTOR with information about the Products, as required for the provision of correct instructions to its consumers;

(c) to provide, at the sole discretion of the PUBLISHING HOUSE and in accordance with its commercial strategy for the Area of Operation, collaborators retained by the PUBLISHING HOUSE to engage in activities to promote the Products, simultaneously to the DISTRIBUTOR’s actions, should this be the case. These collaborators shall not have any employment relationship with the DISTRIBUTOR, and they shall be instructed to proceed only in accordance with the guidance and instructions of the PUBLISHING HOUSE;

(d) to exchange books with manufacturing defects, at the request of the DISTRIBUTOR, subject to the terms and conditions set forth in this Agreement;

(e) to apply to the Products the discount percentages and other conditions set forth in Exhibit II; and

(f) to provide the DISTRIBUTOR with publicity, advertising and/or Product promotional materials.

SECTION VI—OBLIGATIONS, RESPONSIBILITIES, REPRESENTATIONS AND WARRANTIES OF THE DISTRIBUTOR

6.1. The following are obligations of the DISTRIBUTOR, without prejudice to the other obligations set forth in this Agreement:

(a) to use all efforts and appropriate and legitimate means to exploit, develop and expand the sales volume in the Area of Operation, offering the Products to the local resellers and/or to the consumers at competitive prices. For purposes of freight and handling setoff, the DISTRIBUTOR may increase, in the private market sales, the original amounts of the prices suggested by the PUBLISHING HOUSE for the Products, and it must observe the percentages set forth in Exhibit II:

(b) to provide employees who work as promoters of the DISTRIBUTOR to participate in trainings offered by the PUBLISHING HOUSE, for qualification and knowledge of the Products, which expenses shall be paid by the PUBLISHING HOUSE. The expenses relating to the participation in trainings of other collaborators or third parties related to the DISTRIBUTOR shall be paid by the DISTRIBUTOR in full. During effectiveness of this Agreement, the DISTRIBUTOR shall guarantee that all employees of its team be duly trained, and it shall provide new employees for new training sessions, at the request of the PUBLISHING HOUSE;

(c) to provide the PUBLISHING HOUSE, whenever it deems it necessary, with local sellers to participate in recycling, training and courses, which expenses shall be incurred by the DISTRIBUTOR;

(d) to provide, at its premises, a large and appropriate room for service to teachers, which shall be designated “Staffroom”, and where only the PUBLISHING HOUSE’s products shall remain constantly in display, in accordance with the basic standardization established by the PUBLISHING HOUSE and with appropriate restrooms, water and coffee for use by the teachers, in order to enable the service to teachers by the DISTRIBUTOR’s employees, who shall be especially trained to perform these duties;

(e) to allocate, at its premises, an exclusive, large and appropriate room to be used by the PUBLISHING HOUSE’s employees and promoters, which room shall contain appropriate facilities for the employees and promoters to engage in their activities;

(f) to store the teacher’s books in an appropriate site to avoid deterioration or loss that could cause losses to the PUBLISHING HOUSE, within the terms set forth in this Agreement;

(g) to incur all other expenses with operation, structure and its own personnel (including its own promoters, should this be the case), including car travels, fuel, mobiles and telephone expenses, lodging and meals of its personnel, freight, mail and any other expenses required for performance of the activities of the DISTRIBUTOR, which are expenses inherent in its activities and therefore are neither considered investments nor grant the DISTRIBUTOR the right to receive any kind of reimbursement, indemnification or compensation in this respect;

(h) to participate in all relevant fairs and cultural events that may occur in the Area of Operation, displaying and selling the Products, informing the PUBLISHING HOUSE of the occurrence of these events at least thirty (30) days in advance, for it to instruct the DISTRIBUTOR with respect to the participation in these events and provide the Products required for the sale and display;

(i) to provide service to the supervisors, managers and officers of the PUBLISHING HOUSE, and to comply with the instructions provided by them to the DISTRIBUTOR in relation to the disclosure, registration and resale of the Products in the Area of Operation, further enabling them to directly contact the DISTRIBUTOR’s customers to provide them with the instructions that may be required for successful sales;

(j) to send to the PUBLISHING HOUSE the registration of schools and teachers and the adoption lists obtained by DISTRIBUTOR as soon as it becomes aware of them;

(k) to avoid the occurrence of facts that could adversely affect the good progress of the distribution of the Products in the Area of Operation, thus guaranteeing a perfect and prompt service to all customers of the Area of Operation;

(l) to define the resale price of the Products in the Area of Operation, with freedom to grant commercial discounts to its customers, subject, however, to the provisions of item (a) of this Section 6.1. with respect to an increase in the original amounts of the prices suggested by the PUBLISHING HOUSE for the Products, pursuant to the provisions of Exhibit II;

(m) to inform its customers of the special benefits of discounts and terms granted by the PUBLISHING HOUSE in promotional campaigns;

(n) to immediately inform the PUBLISHING HOUSE of the occurrence of facts that are adversely affecting or which may adversely affect, in any manner or form, the distribution of the Products or the PUBLISHING HOUSE within the Area of Operation;

(o) to suggest the PUBLISHING HOUSE to organize courses or symposiums for teachers within the Area of Operation to perfect teaching activities or promotion of the Products, in which case the PUBLISHING HOUSE may accept the suggestion or not, at its discretion:

(p) to immediately inform the PUBLISHING HOUSE of the existence of regional authors or of new regional authors who are interested in publishing new teaching or supplementary educational works;

(q) to engage in its activities in accordance with all laws, regulations and statutory requirements issued by any government authorities and/or entities with normative powers, and to obtain from the competent authorities all licenses and authorizations required for regular conduction of its activities in the Area of Operation, incurring all costs and expenses resulting therefrom. In the event of violation of or noncompliance, by the DISTRIBUTOR, by its employees or contractors, with any laws, regulations, requirements or statutory requirements, the DISTRIBUTOR shall exempt and hold the PUBLISHING HOUSE harmless from and against any complaints or losses resulting from this act;

(r) to inform the PUBLISHING HOUSE in writing of any changes in its state enrollment, in its articles of association and any other records, providing the PUBLISHING HOUSE with certified copies of the respective documents within five (5) business days as from the date of the change;

(s) to purchase the Product releases and reformulations in accordance with the Novelty Share set forth in Exhibit IV;

(t) not to sell, directly or indirectly, on its account or by third parties, products that compete with those that are the subject matter of this Agreement, as well as to preserve the image and reputation of the Products and Trademarks (as defined in Section 10.2.) that identify them;

(u) subject to the provisions of Section 4.1., to purchase the Products in the mutually agreed quantities, as reviewed from time to time, for perfect service and development of the private market attributed to it;

(v) neither to make any statement to the press nor to disclose to third parties, by any means or in any form, information or any other data on the market in which the PUBLISHING HOUSE or its competitors operate;

(w) to allocate physical and human resources required for separation, cargo preparation and issuance of invoices relating to the donation of teacher’s books used by its own advisors and/or by advisors of the PUBLISHING HOUSE, observing the time required, without causing losses to the PUBLISHING HOUSE;

(x) to use the publicity, advertising and/or promotional material supplied by the PUBLISHING HOUSE, in the form determined by the PUBLISHING HOUSE, as well as to suspend the use and to immediately return said material to the PUBLISHING HOUSE, in the event of termination or end of the term of effectiveness of this Agreement, or at the request of the PUBLISHING HOUSE;

(y) to refrain, directly or indirectly, from performing any act that may represent a violation of the Brazilian laws, especially with respect to the law applicable to the distribution and/or to the Products, and to any commercial or technical information or data directly or indirectly provided to the DISTRIBUTOR;

(z) to require its employees, subcontractors and agents to know and comply with the obligations set forth in this Agreement;

(aa) not to subcontract this Agreement, wholly or in part, to any individual or legal entity, without the prior written consent of the PUBLISHING HOUSE;

(bb) to strictly comply with all federal, state and municipal provisions, including the statutory obligations relating to the environment, such as the Environmental Crimes Law and those issued by the National Environment Board (CONAMA), to provide the obtainment of licenses and other authorizations required for the regular operation thereof;

(cc) not to make any relevant change in its management, ownership, corporate control, sales personnel, sales capacity, or any change that affects its financial conditions without the prior written consent of the PUBLISHING HOUSE;

(dd) not to use child labor pursuant to the provisions of article 403 of the Consolidated Labor Laws, in accordance with the rules of Law 8.069/90, combined with the provisions of the Brazilian Federal Constitution, or slave or compulsory labor;

(ee) to strictly control all its employees, providing PRINCIPAL, every month, with the documents proving regular payment of its labor, social-security and tax obligations;

(ff) to assume full, sole and exclusive liability for actions and obligations assumed by it to distribute and sell the Products to public customers, being liable, on its account and on account of its agents, in any lawsuit or extrajudicial proceeding involving civil, criminal, labor, tax, administrative or any other matter, being hereby required to drop the PUBLISHING HOUSE from any proceeding in which it is included as a defendant or, should it not be possible, to fully incur the costs and expenses resulting from such proceedings, including attorneys’ fees incurred by the PUBLISHING HOUSE to defend its rights;

(gg) to quarterly send to the PUBLISHING HOUSE full copies of its updated financial statements (balance sheets, income statement and cash flow), duly reviewed and signed by an accountant in charge duly licensed to perform these duties;

(hh) to fully comply with all other obligations agreed hereunder.

6.2. For all legal effects and in order to protect the rights of the Parties, it is hereby expressly and unequivocally confirmed that the DISTRIBUTOR is the only and exclusive employer of the personnel used for compliance with this Agreement and, as a consequence, solely liable for compliance with all social-security, labor, union, social, tax and other applicable obligations. It is hereby confirmed that no employee of the DISTRIBUTOR is subordinated to the employees of the PUBLISHING HOUSE. In the event that the PUBLISHING HOUSE is sued to comply with obligations of the DISTRIBUTOR relating to its personnel, irrespective of the form by means of which such personnel was hired, the PUBLISHING HOUSE is hereby expressly authorized to use the legal mechanisms relating to the impleader of DISTRIBUTOR, it being understood that the DISTRIBUTOR agrees to (i) drop the PUBLISHING HOUSE from the lawsuit or (ii) guarantee all amounts claimed in court, it being understood that in any case it shall indemnify the PUBLISHING HOUSE, within seventy-two (72) hours as from receipt of a written notice in this respect, for any loss, attorneys’ fees, court costs, expenses or liabilities the latter is compelled to incur or assume, under penalty of immediate termination of this Agreement, by operation of law, in which case no new notice in this respect shall be required. The DISTRIBUTOR shall be further required to substitute any collaborator involved in said lawsuit and directly or indirectly in the distribution process that is the subject matter of this Agreement.

6.3. The DISTRIBUTOR shall be liable to the PUBLISHING HOUSE, consumers and third parties for any losses, damages, penalties or any type of encumbrances resulting from or relating to acts performed by the DISTRIBUTOR, its members, managers, employees, agents and/or subcontractors during distribution of the Products, and the DISTRIBUTOR agrees to indemnify the PUBLISHING HOUSE, clients and third parties in view of the liability set forth herein.

6.3.1. The indemnification due to the PUBLISHING HOUSE, consumers or third parties, as provided above, shall encompass the losses and damages and loss of profits proved and also, in relation to the PUBLISHING HOUSE, the amounts of any adverse judgment, attorneys’ fees, and court costs and expenses.

6.4. Irrespective of any other provision set forth in this Agreement, the DISTRIBUTOR hereby: (i) represents that it currently has all infrastructure required for full performance of the subject matter of this Agreement and that it hasn’t made any investment to comply with its obligations, and (ii) agrees that the PUBLISHING HOUSE shall not be liable, as a result of the termination or end of the term of effectiveness of this Agreement, for any reason, for any setoff, reimbursement, amortization or indemnification for any kind of loss or damage, loss of profits, including, but not limited to, as a result of the loss of future profits or advanced sales, or also as a result of past or future expenses, investments or commitments that were or which could be incurred by the DISTRIBUTOR as a result of the conduction of its business, of the creation or development of the goodwill, promotion of the Products, creation or development of clients and promotion of the Trademarks (as defined in Section 10.2.) in the Area of Operation pursuant to the provisions of this Agreement or in any other form, it being understood that the DISTRIBUTOR has full knowledge of all risks inherent in the business it assumed to the PUBLISHING HOUSE.

6.4.1. Irrespective of the provisions of Section 6.4. above, the DISTRIBUTOR agrees not to make any investment directly related to the subject matter of this Agreement without the prior and express written consent of the PUBLISHING HOUSE. Therefore, only investments that are consented to by the PUBLISHING HOUSE and which are duly provided in this Agreement or formalized by means of an amendment to this Agreement, made in writing and signed by the Parties, which shall include all criteria and rules for amortization thereof shall be taken into consideration.

6.4.2. If, during the distribution, the DISTRIBUTOR makes investments directly relating to the subject matter of this Agreement, with the prior, express written consent of the PUBLISHING HOUSE, pursuant to the provisions of Section 6.4.1. above, these investments shall be duly amortized and deemed amortized until the end of the term of effectiveness of this Agreement and, therefore, before any contractual extensions.

6.5. The DISTRIBUTOR represents that it supplies products and provides services to numerous other companies or third parties in general, that it has full corporate capacity and that, therefore, this instrument does not establish any economic dependence of the DISTRIBUTOR from the PUBLISHING HOUSE.

SECTION VII—PROVISION OF INFORMATION FROM TIME TO TIME

7.1. Without prejudice to the other obligations set forth in this Agreement, the DISTRIBUTOR agrees to:

(a) Send to the PUBLISHING HOUSE, every week (limit date: every Friday at the end of the working hours): (i) a report containing the position of the stocks per Product / SKU of the PUBLISHING HOUSE, of student books, teacher’s books and promotional material in its warehouse, without prejudice to the PUBLISHING HOUSE’s right to check the stocks at any time, pursuant to Section 7.2: and (ii) a sales report, informing of the volume and amount of sales in the Area of Operation in the week in question per customer / SKU of the PUBLISHING HOUSE, jointly with copies of the respective sale invoices. These reports shall be delivered via the Distributor Portal, it being understood that in the event of impossibility of and/or technical failure, they shall be sent by e-mail, pursuant to the provisions of Section 14.3;

(b) Send to the PUBLISHING HOUSE, every month, as provided in Section 14.3., on the 10th day of each month, (i) copies of its employees’ registration book, employment contracts, social-security cards, mandatory payment forms (Unemployment Compensation Fund (FGTS), National Social-Security Institute (INSS), Social Integration Program-Program for the Formation of the Assets of Public Servants (PIS-PASEP), Social-Security Financing Contribution (COFINS), Income Tax Withheld at Source (IRRF), Tax on Distribution of Goods and Services (ICMS), Tax on Services (ISS), payroll, instrument of termination of employment contracts and other charges) and any commissions or bonuses paid; and

(c) Provide, at the written request of the PUBLISHING HOUSE at any time, within three (3) days as from the request, the general volume of sales occurred in the Area of Operation, the list of customers, specifying the name and address of the customers, and listing the active and inactive customers in the Area of Operation, the respective volume of acquisition of the Products of each of them and the respective payment conditions upon acquisition of the Products.

7.1.1. For purposes of item (a) above, the PUBLISHING HOUSE may designate a specific collaborator to deliver the information.

7.1.2. Failure to send the aforementioned reports within the established terms shall result in contractual default by the DISTRIBUTOR, subject to the conditions of Section 9.4 (a) and penalties of Section 13.1.

7.2. Provided the PUBLISHING HOUSE informs the DISTRIBUTOR at least two (2) days in advance, the DISTRIBUTOR hereby authorizes the PUBLISHING HOUSE to conduct, either directly and/or by means of agents, verifications or inspections at the DISTRIBUTOR’s premises from time to time, to inspect performance of the subject matter of the Agreement, with respect to the obligations hereby assumed by the DISTRIBUTOR, including, but not limited to: (i) confirm the quantity of Products in stock; (ii) confirm if the quantity of Products in stock meets the Minimum Stock criteria set forth in Exhibit III; (iii) confirm if the Products are adequately stored, preserving their physical integrity; and/or (iv) confirm the technical aspects, schedule, equipment, materials, employees, compliance with guidelines fixed in the project or instructions, stocks, documentation of any kind, being able to object to whatever is in noncompliance with the respective specifications and/or with this Agreement, it being agreed by the Parties that, whether or not an inspection is conducted pursuant to this provision, this fact does not in any way changes, attenuates or exempts the DISTRIBUTOR with respect to its full liability for the obligations agreed hereunder.

7.2.1. The DISTRIBUTOR hereby agrees to (i) provide all conditions required to enable the employees and/or agents of the PUBLISHING HOUSE to conduct the aforementioned verification and inspection procedure in an effective and efficient manner; as well as to (ii) provide all information and guarantee access to all areas of its premises that are, at the discretion of the PUBLISHING HOUSE, necessary for conduction of the verification and inspection procedure.

7.2.2. After lapse of the term mentioned in Section 7.2. above, in case the DISTRIBUTOR refuses to receive the collaborators and/or agents of the PUBLISHING HOUSE, the DISTRIBUTOR shall be subject to payment of the non-compensatory fine set forth in Section 13.1. below.

7.2.3. In the event of unreasonable refusal, by the DISTRIBUTOR, that the PUBLISHING HOUSE promotes the aforementioned verification and inspection, or also in case the Products are stored otherwise than as provided in this Agreement and/or the quantity of Products in stock does not meet the Minimum Stock criteria and/or the DISTRIBUTOR is not compliant with the other obligations assumed under this Section VII, the PUBLISHING HOUSE may, at its sole discretion, immediately terminate the Agreement, with cause, by means of a mere written communication to the DISTRIBUTOR, without prejudice to the other penalties set forth in this Agreement.

SECTION VIII – SURETYSHIP

8.1. To guarantee compliance with the obligations of the DISTRIBUTOR in relation to this Agreement, the following persons also sign this instrument, in the capacity as guarantors and principal payers, jointly liable with the DISTRIBUTOR: (i) PAULO ROBÉRIO LEITE SAMPAIO, bearer of Identity Card RG No. [****], duly enrolled with the Individual Taxpayer Registry of the Ministry of Finance (CPF/MF) under No. [****], resident and domiciled in the City of; and (ii) LUCIA DE FÁTIMA OLIVEIRA SAMPAIO, bearer of Identity Card RG No. [****], duly enrolled with the CPF/MF under No. [****], resident and domiciled in the City of (“Guarantors”), for all legal purposes, who shall be unlimitedly and jointly liable, pursuant to the provisions of article 822 of the Civil Code, for all obligations assumed by the DISTRIBUTOR to the PUBLISHING HOUSE by means of this Agreement and of any amendments or developments hereof, for the duration of the distribution, including in case this Agreement becomes effective for an indefinite term, it being understood that the Guarantors expressly waive the benefits of discussion and other benefits set forth in articles 827, 831, 833, 834, 835, 837, 838 and 839 of the Civil Code, as permitted by article 828 of the same law.

8.1.1. The Guarantors understand, accept and acknowledge that: (i) any novation of the obligations assumed under this Agreement, wholly or in part, especially the novation of payment terms, forms of payment, amounts to be paid, including by way of fine, interest, adjustment for inflation, court expenses, extrajudicial expenses and attorneys’ fees shall not exempt them from the obligations assumed hereunder, and the suretyship granted hereunder is unlimited with respect to its amount and shall last for the duration of this Agreement, even if it becomes effective for an indefinite term or is amended, and it shall further extend until actual settlement of the Agreement, with the consequent instrument of mutual rescission with a settlement clause; (ii) the consensual or litigated judicial separation, the consensual or litigated divorce and the annulment of marriage, irrespective of the matrimonial regime, shall not exempt them from the obligations assumed hereunder; and (iii) they shall keep their data updated with the PUBLISHING HOUSE, especially with respect to the residential address.

8.1.2. In the event of insolvency, interdiction, absence, out-of-court reorganization, court-supervised reorganization, bankruptcy or death of one of the Guarantors, the DISTRIBUTOR agrees to provide the PUBLISHING HOUSE, within five (5) days, with an honest substitute, who shall own sufficient real properties, free and clear of any liens, to guarantee the obligations assumed by the DISTRIBUTOR under this Agreement, subject to the provisions above. The honesty of the substitute guarantor must be approved by the PUBLISHING HOUSE, at its sole discretion.

8.1.3. The Guarantors shall annually present copies of the complete version of their income tax returns.

SECTION IX—EFFECTIVENESS, TERMINATION AND EFFICACY CONDITION

9.1. This Agreement shall be effective for 1 year, from August 1st, 2018 to July 31, 2019, and the automatic renewal and extension hereof is prohibited.

9.1.1. This Agreement may only be amended or renewed upon execution of the corresponding instrument of amendment by the legal representatives of the Parties.

9.2. Upon lapse of the term of this Agreement, and in case it has not been extended as set forth in Section 9.1. above, the Agreement shall be deemed terminated by operation of law, and none of the Parties shall pay any fine, indemnification or penalty, on any account, except as a result of noncompliance with the provisions of this Agreement and always in accordance with the conditions set forth herein.

9.3. This Agreement may be terminated, without cause and at any time, by any of the Parties, upon a ninety- (90)-day prior written notice, in which case no fine, indemnification, penalty or any kind of financial compensation by way of losses and damages, loss of profits, investments, creation or development of goodwill or clients, or any other losses of any kind that may result, directly or indirectly, from termination of this Agreement shall be due. The ninety- (90)-day prior notice is an element that eliminates any kind of claim as a result of the early termination of the Agreement against the Party that terminated the Agreement, pursuant to the provisions of this Section, it being understood that both Parties understand that this term is sufficient to mitigate the effects of the termination of the contractual relationship.

9.3.1. In case this Agreement is unilaterally terminated without cause by the PUBLISHING HOUSE, as set forth in Section 9.3. above, the PUBLISHING HOUSE shall be required, within a term of one hundred and twenty (120) days as from the Agreement Unilateral Termination Date, as defined in Section 9.3.3. below, to repurchase or indicate a third party to repurchase the stock of Products contained in purchase orders of the twelve (12) months preceding the Unilateral Termination Date, under the same conditions of term and amount paid by the DISTRIBUTOR to the PUBLISHING HOUSE on the occasion of the respective purchase, provided the Products are still under appropriate conditions for sale and that they have not been terminated, reformulated or discontinued during the period of twelve (12) months immediately preceding the Unilateral Termination Date. In this event, the PUBLISHING HOUSE shall incur the costs involved in the transportation of the repurchased Products.

9.3.2. In case this Agreement is unilaterally terminated without cause by the DISTRIBUTOR, as set forth in Section 9.3. above, the PUBLISHING HOUSE may, at its sole discretion, within a term of one hundred and twenty (120) days as from the Agreement Unilateral Termination Date, as defined in Section 9.3.3. below, repurchase or indicate a third party to repurchase the stock of Products contained in purchase orders of the twelve (12) months preceding the Unilateral Termination Date, under the same conditions of term and amount paid by the DISTRIBUTOR to the PUBLISHING HOUSE on the occasion of the respective purchase, provided the Products are still under appropriate conditions for sale and that they have not been terminated, reformulated or discontinued during the period of twelve (12) months immediately preceding the Unilateral Termination Date. In this case, the costs involved in the transportation of the Products repurchased by the PUBLISHING HOUSE shall be deducted from the amounts to be paid by the PUBLISHING HOUSE to the DISTRIBUTOR at the time of the repurchase of the Products.

9.3.3. For purposes of Sections 9.3.1. and 9.3.2 above, “Unilateral Termination Date” means the day immediately following receipt of the prior notice set forth in Section 9.3. above.

9.3.4. In case this Agreement is unilaterally terminated pursuant to the provisions of Sections 9.3.1. or 9.3.2 above, the PUBLISHING HOUSE shall promote the verification and inspection procedure set forth in Section 7.2. above within up to one hundred and five (105) days as from the Agreement Termination Date, which shall be completed within ten (10) days and, upon completion of said procedure, it shall prepare a stock inspection report.

9.3.5. The information contained in the stock inspection report shall be used by the Parties as a basis to determine the quantities of Products to be repurchased by the PUBLISHING HOUSE, pursuant to the provisions of Sections 9.3.1. and 9.3.2 above.

9.4. The following shall be deemed just cause for termination of this Agreement, in addition to the other events set forth in this Agreement:

(a) noncompliance, wholly or in part, by the DISTRIBUTOR with any clause or obligation set forth in this Agreement, provided that the default is not cured within ten (10) consecutive days as from receipt, by the DISTRIBUTOR, of a notice sent by the PUBLISHING HOUSE specifying the default;

(b) performance, by the DISTRIBUTOR, of any act of trade that is not expressly provided in this Agreement, except for (i) those that have been authorized in writing by the PUBLISHING HOUSE; and (ii) those that do not conflict with the Products and/or with the Agreement;

(c) adoption, by the DISTRIBUTOR, of inadequate commercial practices or of practices that could in any way breach the ethical principles;

(d) late payment of any amount due by the DISTRIBUTOR to the PUBLISHING HOUSE, pursuant to the provisions of Section III of the Agreement;

(e) if the DISTRIBUTOR becomes subject to insolvency, dissolution and/or to court-supervised or out-of-court reorganization proceedings, or bankruptcy proceedings filed by or against the DISTRIBUTOR;

(f) the sale, assignment, delegation or transfer, directly or indirectly, by the DISTRIBUTOR, of any of its rights and obligations set forth in this Agreement without the prior written consent of the PUBLISHING HOUSE, or upon occurrence of any relevant change in the management, sales personnel, sales capacity or financial conditions of the DISTRIBUTOR without the prior consent of the PUBLISHING HOUSE;

(g) the change in the controlling interest of the DISTRIBUTOR without the prior consent of the PUBLISHING HOUSE;

(h) the adulteration and/or alteration of the Products by the DISTRIBUTOR, without the prior written authorization of the PUBLISHING HOUSE;

(i) at the sole discretion of the PUBLISHING HOUSE, in the event of noncompliance by the DISTRIBUTOR, its Representatives and any third parties that participate in the distribution of the Products with any provision set forth in Section XII below;

(j) noncompliance with the provisions of Section 6.1 item (y), above, without prejudice to the liability of the DISTRIBUTOR, individually, for any and all criminal, civil and/or labor, administrative or judicial sanctions, especially fines and respective damages.

9.5. Upon occurrence of any of the events mentioned in Section 9.4. above, the PUBLISHING HOUSE may, without prejudice to other applicable penalties, immediately terminate this Agreement, by means of a mere notice, in which case no amount by way of fine, indemnification, penalty or any kind of financial compensation by way of losses and damages, loss of profits, investments, creation or development of goodwill or clients, or any other losses, of any kind, which may result, directly or indirectly, from termination of this Agreement by operation of law by the PUBLISHING HOUSE shall be due by the PUBLISHING HOUSE to the DISTRIBUTOR.

9.6. In the event of termination due to lapse of term, mutual rescission, unilateral termination or termination of this Agreement, or due to the unilateral termination set forth in Section 9.3. above, the Parties shall observe the following:

(i) the PUBLISHING HOUSE may cancel or not any purchase order already accepted. Irrespective of the cancellation by the PUBLISHING HOUSE, the Products whose purchase orders were accepted on a date following the Unilateral Termination Date and/or termination of the Agreement shall not be computed upon repurchase, by the PUBLISHING HOUSE, of the inventory of the DISTRIBUTOR, as set forth in Section 9.3. above;

(ii) any and all invoices that remain unpaid shall be immediately paid by the DISTRIBUTOR, irrespective of the maturity date. All invoices relating to Products requested before the Unilateral Termination Date and/or termination of the Agreement and which have not been submitted to the DISTRIBUTOR by that date shall have a term for payment in cash;

(iii) the DISTRIBUTOR shall cease to sell, distribute, promote, trade in or advertise the Products immediately after termination of the Agreement;

(iv) the DISTRIBUTOR shall send, within thirty (30) days as from the date of termination of the Agreement, in accordance with the instructions of the PUBLISHING HOUSE, all assets owned by the latter that are in its possession, including, but not limited to, the documents and promotion and sale promotional materials relating to the Products that are in its possession. The PUBLISHING HOUSE shall incur the costs involved in the transportation of its assets that are in the possession of the DISTRIBUTOR;

(v) on the date of termination of the Agreement, the DISTRIBUTOR shall provide the PUBLISHING HOUSE with the list of clients served by it, including trade name, assumed name, CNPJ/MF, total sales and number of orders per client, type of client, with respect to the twenty-four (24) months immediately preceding termination of this Agreement, as applicable.

(vi) the DISTRIBUTOR shall (a) cease the use, by any means or in any form, of the Trademarks (as defined in Section 10.2. below), on the date of termination of the Agreement.

9.7. Termination of this Agreement, for any reason, be it due to the lapse of the term of effectiveness, mutual rescission, unilateral termination or termination shall not exempt the Parties from compliance with the obligations set forth in Sections 6.2 and 6.3. (obligations to indemnify), 11.6 (confidentiality obligation) and 10.5 (no use of the Trademark), which shall survive even after termination hereof and shall not exempt the Parties from compliance therewith.

SECTION X—INTELLECTUAL PROPERTY RIGHTS AND ADVERTISING AND MARKETING

10.1 The DISTRIBUTOR, hereby acknowledges and agrees that the PUBLISHING HOUSE and/or other companies of Somos Educação Group are the lawful holders of the rights on all records and trademark, patent and patent deposit applications, logos, fictitious and advertisement expressions, know how, software, technology, inventions, ideas and/or any other assets or rights relating to intellectual property or copyrights applied or which may apply to the Products or to its activity, including the Trademarks, as defined below (“Intellectual Property Rights”).

10.2 The DISTRIBUTOR understands, accepts and acknowledges that all trademarks and distinctive signs relating to the Products (“Trademarks”) are exclusively owned by and fully belong to the PUBLISHING HOUSE. The use of these Trademarks by the DISTRIBUTOR is only authorized during the term of effectiveness of this Agreement, on precarious grounds and exclusively in advertising and materials designed for distribution of the Products, subject, for this purpose, to the provisions of Section 10.8. below.

10.2.1. The license of the right to use the Trademarks of the PUBLISHING HOUSE by the DISTRIBUTOR shall neither be construed as a disposal or transfer, of any kind, of the Intellectual Property Rights of the PUBLISHING HOUSE to the DISTRIBUTOR, nor as an assignment or permission for the unrestricted use of the Trademarks by the DISTRIBUTOR.

10.3 The DISTRIBUTOR agrees neither to perform nor to allow the performance of any act or omission that adversely affects or which may adversely affect the reputation of the PUBLISHING HOUSE or of any of the Trademarks, and it acknowledges in full the PUBLISHING HOUSE’S rights in relation thereto, for which reason the DISTRIBUTOR may never claim that any ownership or property right has been created, to its benefit, in relation to the PUBLISHING HOUSE’s Intellectual Property Rights. The DISTRIBUTOR agrees neither to request or claim the PUBLISHING HOUSE’s Intellectual Property Rights nor to file any application in relation to the Trademarks or similar trademarks, in Brazil or abroad, at any time, including after termination of this Agreement.

10.3.1. The DISTRIBUTOR agrees to immediately inform the PUBLISHING HOUSE of any violation of the PUBLISHING HOUSE’s rights of which it may become aware, including violation of the PUBLISHING HOUSE’s Intellectual Property Rights, and it further agrees to cooperate with the PUBLISHING HOUSE in the defense of its rights, at the request of the PUBLISHING HOUSE.

10.4 The use of Intellectual Property Rights of the PUBLISHING HOUSE and/or of the companies of Somos Educação Group, of the trade name and/or assumed name of the PUBLISHING HOUSE and/or of the companies of Somos Educação Group to compose the trade name and/or assumed name of the DISTRIBUTOR or of any of its establishments, or for the use thereof in bills of sale, invoices or other accounting, foreign-exchange or tax documents is prohibited, except with the express written authorization of the PUBLISHING HOUSE and strictly in the form established or authorized by it in writing.

10.5 In the event of termination of this Agreement, on any account or for any reason, the DISTRIBUTOR shall immediately cease the use of the Trademarks and of any other trademarks and distinctive signs owned by the PUBLISHING HOUSE and/or by the companies of Somos Educação Group.

10.6 In the event of noncompliance with the obligations set forth in this Section X. the DISTRIBUTOR shall pay to the PUBLISHING HOUSE a non-compensatory fine as provided in Section 13.2(a) below, without prejudice to (i) the collection of losses and damages, including pecuniary and moral damage, which exceed the amount of said liquidated-damages clause, pursuant to the provisions of article 416, sole paragraph, of the Civil Code, and to (ii) adoption, by the PUBLISHING HOUSE, of the civil and criminal measures required for full protection of the PUBLISHING HOUSE’s Intellectual Property Rights, in which case the DISTRIBUTOR shall incur or reimburse the PUBLISHING HOUSE for all court costs and expenses, including attorneys’ fees.

10.7 Without prejudice to the regular obligations with publicity, advertisement, marketing and promotion of the Products set forth in this Agreement, the DISTRIBUTOR shall invest at least an amount equivalent to eight tenths percent (0.8%) of the total net sales revenue of the purchase of Products made by the DISTRIBUTOR with the PUBLISHING HOUSE for the last twelve (12) months, net of the amounts incurred with profitability studies, advertisement and marketing, including by means of sponsorships, media campaigns, gifts, donation of notebooks to students, among other advertisement and marketing actions, aiming at maintaining and strengthening the relationship with schools and bookstores located in the Area of Operation. The forms of the investments shall be proposed in writing by the DISTRIBUTOR at least ten (10) days before the corresponding action, it being understood that the PUBLISHING HOUSE may agree or disagree with the proposal. In case the PUBLISHING HOUSE disagrees with the proposed investment, it shall indicate an alternative form of investment in writing. The investments shall always observe the Code of Conduct and the Sponsorship and Donation Policies of the PUBLISHING HOUSE, in addition to the other applicable policies, as disclosed by the PUBLISHING HOUSE, as well as the provisions of Section 6.1(x) above.

10.7.1 Whenever the investments in advertisement and marketing mentioned in Section 10.7. above are made, the DISTRIBUTOR shall monthly provide the PUBLISHING HOUSE with all documentation required to prove all investments made in the immediately preceding month, including, but not limited to, the respective tax invoices, receipts, proofs and related agreements, pursuant to the provisions of Section 14.3.

10.8 Any advertisement and promotion relating to the Products shall strictly observe the standards dictated by the PUBLISHING HOUSE, which shall previously approve any and all promotional or publicity actions that the DISTRIBUTOR wishes to carry out on its own initiative.

10.8.1 In the event that the DISTRIBUTOR wishes to provide, on its account, any advertising or promotional pieces, the respective objectives and media plans, as well as the pieces themselves, shall be previously sent to the PUBLISHING HOUSE, for analysis and approval, in writing, before they are displayed or distributed, it being understood that the PUBLISHING HOUSE may prohibit the pieces or actions that are not compatible with its internal standards, at its discretion.

10.8.2 Cooperated advertisement may occur, at the discretion of the PUBLISHING HOUSE, it being understood that the necessary or resulting costs may be shared between the interested parties, in a proportion previously defined for each case, by mutual agreement.

10.9 The donations of Products to the teachers’ children that are made in the Area of Operation shall be fully made by the DISTRIBUTOR, and the PUBLISHING HOUSE shall transfer to the DISTRIBUTOR fifty percent (50%) of the Products via simple distribution shipment, it being understood that the acquisition of the remaining fifty percent (50%) shall be the responsibility of the DISTRIBUTOR, and an exceptional discount of fifty percent (50%) of the amounts normally charged shall apply to them. The total quantity of Products for donation in the Area of Operation shall be agreed between the Parties in good faith, always considering the promotion strategy of the PUBLISHING HOUSE.

SECTION XI —CONFIDENTIALITY

11.1. The DISTRIBUTOR agrees to grant and to ensure that its managers, employees, collaborators, consultants, lawyers, auditors, service providers or any contractors acting in its name or to its benefit (“Representatives”) grant confidential treatment to all commercial, technical, legal and/or financial documents and information provided by the PUBLISHING HOUSE (collectively, “Confidential Information”), with respect to this Agreement or otherwise relating thereto, except if the disclosure of the Confidential Information is previously authorized by the PUBLISHING HOUSE in writing.

11.2. The DISTRIBUTOR agrees to disclose the Confidential Information received by it only to its Representatives who must be granted access to such Confidential Information and only to the extent that these Representatives need said Confidential Information to perform their activities, being liable, in any case, for the acts of their Representatives.

11.3. The following information shall not be deemed Confidential Information:

(a) information that was already in the possession of the DISTRIBUTOR before execution of this Agreement, in case the possession of said Confidential Information is not, to its knowledge, subject to another confidentiality agreement with other confidentiality obligations;

(b) information that is or becomes available to the public otherwise than by means of disclosure by the DISTRIBUTOR or by any of its Representatives; or

(c) information that is independently developed by the DISTRIBUTOR and not developed as a result of the disclosure of said Confidential Information by the PUBLISHING HOUSE.

11.4. In case the DISTRIBUTOR is required to disclose Confidential Information pursuant to the law or as determined by a court order or by an order of a competent authority, the DISTRIBUTOR shall promptly send to the PUBLISHING HOUSE a written notice in this respect, sufficiently in advance to allow it to claim any appropriate remedy. The DISTRIBUTOR shall only disclose the Confidential Information that is legally required, and it shall use its best efforts to obtain confidential treatment to any Confidential Information so disclosed.

11.5. All Confidential Information remains the property of the PUBLISHING HOUSE, and all copies thereof (if any) shall be immediately returned to the PUBLISHING HOUSE upon request, upon lapse of the term of validity of this Agreement or in the event of termination of this Agreement.

11.6. The confidentiality obligations set forth in this Section XI shall remain valid for a term of three (3) years as from the date of termination of this Agreement, for any reason.

11.7. In the event of noncompliance with the obligations set forth in this Section XI, the DISTRIBUTOR shall incur the non-compensatory fine set forth in Section 13.2(a), without prejudice to indemnification for the losses and damages caused as a result of the violation.

SECTION XII—COMPLIANCE, INTEGRITY AND ANTICORRUPTION

12.1. The Parties, including their representatives, employees, agents and any third parties acting in their name represent that they have not breached and agree not to breach the following provisions: (i) the Brazilian anticorruption law (Law No. 12.846/2013), (ii) the law on misconduct in public office (Law No. 8.429/1992); (iii) the law on money laundering or concealment of assets, rights and amounts (Law No. 9.613/1998); (iv) the law on bidding processes and government contracts (Law No. 8.666/1993); and (v) as applicable, the SOMOS Educação Code of Conduct1 (Exhibit VI).

12.1.1 The Parties, including their representatives, employees and agents, have not promised, offered or given and they agree not to promise, offer or give, directly or indirectly, undue benefit to public officials, or also to any person who has promised, offered or given that amount, wholly or in part, to a public official.

12.2. The DISTRIBUTOR shall guarantee that its Representatives and any third parties that participate in the distribution of the Products observe the provisions of Section XII, even if they receive a recommendation to the contrary from any employee of the DISTRIBUTOR or of the PUBLISHING HOUSE.

12.3. At the request of the PUBLISHING HOUSE, the DISTRIBUTOR shall provide dates and guarantee the presence of all its employees who have professional contact with public agents in compliance trainings to be conducted by the PUBLISHING HOUSE,

12.4. The DISTRIBUTOR agrees to keep all its books, accounts, records and invoices accurate and updated.

12.4.1. At the request of the PUBLISHING HOUSE, the DISTRIBUTOR shall grant immediate access to all its books, accounts, records, invoices, licenses, permits, authorizations and any other supporting documents to the PUBLISHING HOUSE for the purpose of confirming compliance with the applicable anticorruption laws, it being understood that the DISTRIBUTOR shall cooperate with any audit conducted within the scope of this Section.

12.5. The DISTRIBUTOR agrees to immediately inform the PUBLISHING HOUSE of any suspected breach of this Section XII, and it further agrees to cooperate with the PUBLISHING HOUSE in the defense of its rights, at the request of the PUBLISHING HOUSE.

12.6. Noncompliance by the DISTRIBUTOR, its Representatives and any third parties that participate in the distribution of the Products with any provision of this Section XII shall be deemed a serious violation and shall result, at the PUBLISHING HOUSE’s sole discretion, in contractual termination with cause, pursuant to the provisions of Section 9.4., as well as in collection of the non-compensatory fine set forth in Section 13.2(a), without prejudice to indemnification for the losses and damages caused by the violation.

[1]	The SOMOS Educação Code of Conduct is also available at www.somoseducacao.com.br.

SECTION XIII—PENALTIES

13.1. The Parties hereby irrevocably and irreversibly agree that noncompliance with or default of any clauses and/or obligations set forth in this Agreement, by any of the Parties, provided it is not cured within the term specified in Section 9.4 (a), shall subject the breaching or defaulting Party to the payment of a non-compensatory fine in the amount equivalent to twenty percent (20%) of the minimum Base Order set forth in Exhibit IV. without prejudice to the redress of losses and damages, indemnification, court costs and attorneys’ fees.

13.2. Irrespective of the provisions of Section 13.1. above, the Parties shall be subject to the following penalties:

(a) In the event of noncompliance with the obligations set forth in Section X, XI and XII above, the DISTRIBUTOR shall pay to the PUBLISHING HOUSE a non-compensatory fine in the amount equivalent to fifty percent (50%) of the minimum Base Order set forth in Exhibit IV. without prejudice to (i) the collection of losses and damages, including pecuniary and moral damage, which exceed the amount of said liquidated-damages clause, pursuant to the provisions of article 416, sole paragraph, of the Civil Code, and to (ii) adoption of the civil and criminal measures required for full protection of tights, in which case the DISTRIBUTOR shall incur or reimburse the PUBLISHING HOUSE for all court costs and expenses, including attorneys’ fees; and

(b) The Party that causes termination of this Agreement, with cause, pursuant to the provisions of Section 9.4. above shall pay to the innocent Party, by way of termination fine, the amount equivalent to fifty percent (50%) of the minimum Base Order set forth in Exhibit IV, and be subject, without prejudice to other statutory penalties, to payment to the innocent Party of compensation for the losses and damages suffered by it as a result of the event that resulted in termination of this Agreement.

SECTION XIV – FINAL PROVISIONS

14.1. This Agreement and the rights and obligations set forth herein may neither be assigned nor otherwise transferred, wholly or in part, directly or indirectly, by the DISTRIBUTOR, without the prior written authorization of the PUBLISHING HOUSE.

14.2. Irrespective of the provisions of Section 14.1 above, the PUBLISHING HOUSE may assign or transfer, in any form, wholly or in part, the rights or obligations set forth in the Agreement to any company of its economic group, and no prior authorization by the DISTRIBUTOR shall require. However, the PUBLISHING HOUSE shall subsequently inform the DISTRIBUTOR of said transfer.

14.3. The notices, warnings, requests, orders and other communications the delivery of which is required or necessary pursuant to the provisions of this Agreement shall be made in writing, and they may be personally delivered or delivered by e-mail, courier service or registered mail, in the last two cases with confirmation of receipt by the addressee, at the respective addresses informed below;

If to the PUBLISHING HOUSE:

Name: Fabyana Carvalho Desidério

Address: Av. das Nações Unidas, 7221 – 2nd floor, Pinheiros, Postal Code 05425-902, São Paulo - SP

Phone: (11) 4383-8835

E-mail: fabyana.desiderio@somoseducacao.com.br / distribuidores@somoseducacao.com.br

If to the DISTRIBUTOR:

Name: PAULO ROBÉRIO LEITE SAMPAIO

Address: AVENIDA FILOMENO GOMES, 670 - JACARECANGA

Phone: Cida Jacomo (085) 99764-0243 - Roberio (85) 99989-3033] [(85) 3307-2362

E-mail: roberiosolldistribuidora@uol.com.br; cidasolldistribuidora@uol.com.br

14.3.1. The notices, warnings, requests, orders and other communications made pursuant to the provisions of Section 14.3. above by courier service or registered mail shall be deemed delivered upon receipt at the address of destination and, in the event of delivery by e-mail, they shall be deemed delivered upon conformation of receipt of the e-mail.

14.3.2. The Parties shall keep the correspondence address for the receipt of communications duly updated, and the other Party shall be formally notified in writing of any change in said data. The warnings, notices, e-mails, requests, orders and other communications made at the addresses informed by the Parties shall be deemed valid and effective, for all effects, whenever delivered at the addresses set forth in this Agreement or, in the event of a change formally informed in writing to the other Party, at such new address.

14.4. The Parties represent, for all legal effects, that this Agreement neither induces nor characterizes, in any case, a relationship of association between them, and it also does not appoint the DISTRIBUTOR as an extension of the PUBLISHING HOUSE’s business within the Area of Operation. For all legal purposes and effects, there is no relationship and no relationship is created between the PUBLISHING HOUSE and any and all workers directly or indirectly allocated by the DISTRIBUTOR for performance of this Agreement.

14.5. This Agreement represents the entire agreement between the contracting Parties and expressly revokes any and all negotiations or discussions, whether oral or written, previously occurred between them in relation to the subject matter of this Agreement.

14.6. All obligations assumed under this Agreement are enforceable in the agreed form, under the agreed conditions and within the agreed terms, irrespective of any warning, notification or notice, in or out of court.

14.7. The Parties expressly represent that this Agreement shall be governed by the conditions set forth herein and, to the applicable extent, by the provisions of Law 10.406 of 2002 (Brazilian Civil Code), it being understood that Laws No. 4.886 of 1965 and 6.279 of 1979 shall not apply, not even by analogy.

14.8. The Exhibits listed below shall be an integral part of this Agreement, as if they were transcribed herein:

(i) EXHIBIT I - Products;

(ii) EXHIBIT II - Discount Percentages, Terms of Payment, Increase Percentages for the acquisition of Products by the DISTRIBUTOR;

(iii) EXHIBIT III - Minimum Stock;

(iv) EXHIBIT IV - Base Order;

(v) EXHIBIT V - Municipalities that compose the Distribution Area; and

(vi) EXHIBIT VI - SOMOS Code of Conduct

14.8.1. The Exhibits that are an integral part of this Agreement shall be construed in accordance with this instrument, and in the event of doubts or inconsistencies, the provisions of this Agreement shall prevail. The Exhibits cannot modify any provision of this Agreement, once they shall only supplement or explain the contents hereof.

14.9. The Parties represent that they had full freedom with respect to execution of this agreement. which was made in strict compliance with their respective economic or social purpose, in good faith and in accordance with the good customs, and they also represent that they are not in a situation of pressing need and have broad experience to comply with all clauses and conditions that represent their rights and obligations set forth in this Agreement.

14.10. The Parties represent and warrant to each other that their respective legal representatives have full powers and all statutory, regulatory and contractual authorizations required to execute this Agreement and comply with the obligations set forth herein.

14.11. No provision of this Agreement shall be amended, revoked or waived, except by means of a written instrument, by mutual agreement, duly signed by both Parties.

14.12. No failure to exercise or late exercise of any right established in this Agreement by any of the Parties shall be construed as a waiver, novation, amendment or precedent, and the partial exercise of these rights shall neither prevent the full exercise thereof nor the exercise of any other right set forth in this Agreement.

14.13. The Agreement is hereby irrevocably and irreversibly executed and is deemed by the Parties as a perfect, finished and consummated legal act, producing between them the effect of res judicata, and it is also binding upon their heirs and successors, on any account.

14.14. This Agreement represents, upon execution, legal, valid, binding and enforceable obligations in accordance with its respective provisions.

14.15. Any defect, invalidity, nullity or unenforceability that may affect this Agreement (or part thereof) shall only affect it to the extent of such defect, invalidity, nullity or unenforceability, preserving the parts of this Agreement that are not affected thereby.

SECTION XV – APPLICABLE LAW AND CONFLICT RESOLUTION

15.1. This Agreement and the matters relating to compliance with the obligations set forth herein shall be analyzed, construed, applied and governed, in all respects, in accordance with the laws of the Federative Republic of Brazil.

15.2. Any and all inconsistency, conflict, dispute directly or indirectly originating from or relating to this Agreement and its respective Exhibits and/or Appendices, including those relating to the construal or application of this section, shall be solely and finally resolved by arbitration.

153. The arbitration shall be governed in accordance with the rules provided in the Arbitration Regulation (“Arbitration Regulation”) of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“CAM-CCBC”) in effect at the time of institution of the arbitration, except if modified in this section or as mutually agreed by the Parties.

15.4. The arbitration shall be conducted and resolved by a single arbitrator chosen by the Chairman of the CAM-CCBC, in accordance with the specific proceedings set forth in the Arbitration Regulation, especially article 4.12, which provides on the appointment of a single arbitrator from among the members of the Body of Arbitrators of the CAM-CCBC, which aggregates professionals with irreproachable reputation and notorious knowledge of the law, pursuant to item 3.1 of the Arbitration Regulation.

15.5. The arbitration shall be conducted in the City of São Paulo, State of São Paulo, Brazil, it being understood that the performance of arbitration acts elsewhere is permitted, provided this is previously agreed by the Parties.

15.6. The arbitration shall be conducted in Portuguese.

15.7. Without in any way limiting the effectiveness of this section and/or the powers granted to the single arbitrator, the Parties may, before appointment of the single arbitrator, resort to the Judicial Branch to obtain coercive and/or provisional remedies, and this shall not represent a waiver of the Parties’ choice to submit to arbitration. For this specific purpose, the Parties elect the Central Courthouse of the Judicial District of São Paulo, State of São Paulo, Brazil.

15.8. The substantive law applicable to the merits of the arbitration shall be the law of the Federative Republic of Brazil, which shall also govern this arbitration clause.

IN WITNESS WHEREOF, the Parties sign this agreement in two (2) counterparts of same contents and form, in the presence of two (2) witnesses, for the production of all legal effects.

São Paulo, August 1st, 2018.

PUBLISHING HOUSE:

EDITORA ÁTICA S.A.

(sgd)	(sgd)
Name: Claudio Lensing	Name: Fabyana Desiderio
Title:	Title: Commercial Officer

EDITORA SCIRIONE S.A.

(sgd)	(sgd)
Name: Claudio Lensing	Name: Fabyana Desiderio
Title:	Title: Commercial Officer

SARAIVA EDUCAÇÃO S.A.

(sgd)	(sgd)
Name: Claudio Lensing	Name: Fabyana Desiderio
Title:	Title: Commercial Officer

DISTRIBUTOR:

SAMPAIO & OLIVEIRA

DISTRIBUIDORA de LIVROS LTDA.

(sgd)

Name: Lucia de Fátima Oliveira Sampaio
Title: Officer

GUARANTORS:

(sgd)	(sgd)

PAULO ROBÉRIO LEITE SAMPAIO	LUCIA DE FÁTIMA OLIVEIRA SAMPAIO

Witnesses:

1. (sgd)	2. (sgd)
Name: Iracilda (illegible)	Name: Thiago Marques Matta
Identity Card (RG): 92002198829 SSP CE	Identity Card (RG): 43.356.465-9

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